Exhibit 99.1

Enlightify Inc. Announces Share Repurchase Plan

XI’AN, CHINA, Jan. 21, 2025 (GLOBE NEWSWIRE) -- Enlightify Inc. (NYSE: ENFY) (“Enlightify” or the “Company” and formerly China Green Agriculture, Inc.), a company that mainly produces and distributes humic acid-based compound fertilizers, other varieties of compound fertilizers and agricultural products through its subsidiaries in China, today announced that its board of directors has approved a share repurchase program under which the Company plans to repurchase up to 2,000,000 shares of its common stock, at a price not exceeding $3.00 per share.. The repurchase program is expected to be completed by the end of 2025, with progress updates disclosed in its quarterly reports on Form 10-Q and its annual reports on Form 10-K covering the periods during which such repurchases take place.

Under the plan, the company may repurchase shares from time to time through open market purchases, privately negotiated transactions, or other methods, in compliance with applicable securities laws.

“We believe that market is undervaluing Enlightify. This repurchase program reflects our confidence in the company’s long-term growth and commitment to delivering value to our shareholders,” said Zhuoyu Li, CEO of Enlightify Inc.

The company notes that the execution of the repurchase program will depend on various factors, including market conditions, the company’s financial position, and adherence to the specified price cap. The company may modify, suspend, or terminate the program at any time without prior notice.

For further details, please refer to the current report on Form 8-K filed with the SEC.

About Enlightify Inc.

The Company produces and distributes humic acid-based compound fertilizers, other varieties of compound fertilizers and agricultural products through its wholly owned subsidiaries, i.e.: Shaanxi TechTeam Jinong Humic Acid Product Co., Ltd. (“Jinong”), Beijing Gufeng Chemical Products Co., Ltd (“Gufeng”) and variable interest entities. In 2023, the Company started to purchase digital asset mining machines and established Antaeus Tech Inc. (“Antaeus”) in the State of Delaware and mined digital assets bitcoins in the State of Texas.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning the Company’s business, products and financial results. The Company’s actual results may differ materially from those anticipated in the forward-looking statements depending on a number of risk factors including, but not limited to, the following: general economic, business and environment conditions; development, shipment, market acceptance, additional competition from existing and new competitors; interest rate and currency exchange rate fluctuations; the impact of the recent global outbreak of novel coronavirus disease (COVID-19); technological advances, new products attained by competitors; challenges inherent in new product development; the company’s ability to accurately predict future market conditions; manufacturing difficulties or delays; financial instability of economies and sovereign risk; dependence on the effectiveness of the company’s protections for innovative products; the exposure to litigation and/or regulatory actions, and various other factors beyond the Company’s control. All forward-looking statements are expressly qualified in their entirety by this Safe Harbor Statement and the risk factors detailed in the Company’s reports filed with the SEC. China Green Agriculture undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release, except as required by applicable law or regulations.

For more information, please contact:

Enlightify Inc.
Tel: +86-29-88266383
Email: info@cgagri.com

SOURCE Enlightify Inc.